Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2025, with respect to the statutory financial statements of Protective Life and Annuity Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Birmingham, Alabama

September 24, 2025